AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 1st day of May, 2014 (“Effective Date”), by and among ENERJEX KANSAS, INC., a Nevada corporation (“EnerJex”), WORKING INTEREST, LLC, a Kansas limited liability company (“WILLC”), VIKING ENERGY PARTNERS, LLC, a Texas limited liability company (“Viking”), and COAL CREEK ENERGY, LLC, a Kansas limited liability company (“Coal Creek”, and together with EnerJex, WILLC, and Viking, individually a “Party” and collectively the “Parties”).

Recitals

A. WILLC, Viking, and Coal Creek each own undivided working interests in and to some or all of the oil and gas leases described in this Agreement.

B. EnerJex is operator of the oil and gas leases described in this Agreement under various Joint Operating Agreements and other agreements among the working interest owners.

C. The Parties desire to sever their joint ownership of certain oil and gas leases on the terms set forth herein.

Agreement

IN CONSIDERATION of the mutual covenants contained herein, the Parties agree as follows:

1. Assignment of Certain Leases to Coal Creek. At closing of this Agreement, WILLC and Viking shall execute and deliver to Coal Creek their assignments, in the form attached hereto as Exhibit A, assigning to Coal Creek all of WILLC’s and Viking’s right, title, and interest in and to the oil and gas leases described on Exhibit B attached hereto, except any overriding royalty interests of record. Such assignments shall be without warranty of title or warranties of any kind, and shall be “as is, where is” with respect to machinery, equipment, and other tangible personal property assigned thereunder; provided, however, that the assignors shall warranty that the interests assigned are free and clear of any encumbrances arising by or through assignors.

2. Assignment of Certain Leases to WILLC. At closing of this Agreement, Coal Creek shall execute and deliver to WILLC its assignment, in the form attached hereto as Exhibit C, assigning to WILLC all of Coal Creek’s right, title, and interest in and to the oil and gas leases described on Exhibit D attached hereto, except any overriding royalty interests of record. Such assignment shall be without warranty of title or warranties of any kind, and shall be “as is, where is” with respect to machinery, equipment, and other tangible personal property assigned thereunder; provided, however, that the assignor shall warranty that the interests assigned are free and clear of any encumbrances arising by or through assignor.

3. Assignment of Certain Leases to WILLC and Viking. At closing of this Agreement, Coal Creek shall execute and deliver to WILLC and Viking its assignment, in the form attached hereto as Exhibit E, assigning to WILLC an undivided sixty-five percent (65%) of its right, title, and interest, and to Viking an undivided thirty-five percent (35%) of its right, title, and interest in and to the oil and gas leases described on Exhibit F attached hereto, except any overriding royalty interests of record. Such assignment shall be without warranty of title or warranties of any kind, and shall be “as is, where is” with respect to machinery, equipment, and other tangible personal property assigned thereunder; provided, however, that the assignor shall warranty that the interests assigned are free and clear of any encumbrances arising by or through assignor.

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4. Payment of JIBs By Coal Creek. At closing of this Agreement, Coal Creek shall immediately pay to EnerJex in certified or other immediately available funds the amount of $69,000.00, which is the estimated outstanding balance owed by Coal Creek to EnerJex under joint interest billings (“JIBs”) covering the period through April 30, 2014. To the extent the actual, final amount varies, it will be subject to post closing adjustment pursuant to paragraph 6 below.

5. Transfer of Operations. EnerJex shall resign as operator of the oil and gas leases described on Exhibit B attached hereto at closing of this Agreement, and shall execute such documents as are necessary to transfer operations of such leases to JTC Oil, Inc. or such other licensed operator designated by Coal Creek, effective as of the date of closing. The Parties acknowledge that third parties own the majority of the undivided working interest in and to the Johnston Unit leases described on Exhibit B attached hereto, and that Coal Creek shall be responsible for obtaining from third parties such consents, approvals, and waivers of rights as necessary for the transfer of interests to Coal Creek and appointment of a new operator. Upon closing of this Agreement, all Joint Operating Agreements among the Parties governing operation of the oil and gas leases described on the exhibits hereto are hereby terminated.

6. Post-Closing Matters. After closing of this Agreement, EnerJex shall continue to maintain accounts for each of the Parties to account for any additional expenses and any additional credits due from or to such Parties arising from operations and production related to the interests being assigned pursuant to paragraphs 1 through 3, above, through April 30, 2014. On January 31, 2015, or such earlier or later date mutually agreed to by EnerJex and the other Parties, the accounts will be settled and closed. At such time, any Party owing a net balance to another Party shall pay such amount by certified or other immediately available funds.

7. Taxes. With respect to each interest transferred pursuant to this Agreement, each Party shall be responsible for paying its ratable share of any property, ad valorem, and/or severance taxes (“Tax Burdens”) incurred by EnerJex for the period ending April 30, 2014 based on each Party’s respective ownership in the subject leases immediately prior to the Effective Date. Any such amounts shall be payable to EnerJex immediately upon receipt of notice from EnerJex describing such amounts and providing proof of such Tax Burdens. The Tax Burdens for tax year 2014 shall be allocated thirty-three percent (33%) to the period ending April 30, 2014 and sixty-seven percent (67%) to the period commencing May 1, 2014.

8. Inventory Payment. The Parties agree that some of the leases subject to this Agreement contained saleable oil in the storage tanks ("Inventory Oil") at the end of April 30, 2014 (the “Transfer Date”), and each Party agrees to ratably compensate the other Party or Parties for the transfer of Inventory Oil as of the Transfer Date based on a net price of $92.00 per barrel of oil for the Inventory Oil. The Inventory Oil is based upon month-end measurements conducted by EnerJex and disclosed on Exhibit G attached hereto. Each Party owing funds to another Party for Inventory Oil pursuant to Exhibit G shall immediately make a onetime payment to such Party in immediately available funds at closing of this Agreement.

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9. Representations and Warranties of Parties. Each Party hereto hereby represents and warrants on its own behalf that:

a.	This Agreement is a valid and binding obligation of such Party enforceable in accordance with its terms.

b.	Such Party is not party to any agreement that in any manner restricts its right to enter into this Agreement and carry out the transactions contemplated hereby.

c.	The execution and delivery of this Agreement and performance of its obligations hereunder and the transactions contemplated hereby will not result in a breach of, or constitute a default of, any agreement to which such Party is a party.

d.	The interests assigned by such Party pursuant to this Agreement shall, as of the closing of this Agreement, be free and clear of any encumbrances arising by or through assignor.

e.	Such Party is currently being paid oil production sale revenues based on the Net Revenue Interest (“NRI”) of its interest in each of the producing leases subject to this Agreement as set forth on Exhibit H attached hereto, and represents that, to the best of its knowledge, the NRIs shown on Exhibit H accurately reflect its ownership interests in all of the subject leases.

f.	Such Party has not made any assignment of, or any other arrangement relating to, its interests in the subject leases that have reduced or could reduce such Party’s NRI in any lease subject to this Agreement as shown on Exhibit H.

10. Closing. Closing of this Agreement shall occur immediately upon execution of this Agreement, and shall be effective as of the Effective Date. At closing, each Party shall deliver to the appropriate Party such funds and documents as provided herein.

11. Complete Agreement. This Agreement, together with the Exhibits hereto and the documents to be signed and delivered at closing, contains the entire agreement of the Parties with respect to the transactions contemplated hereby and may be amended, modified or supplemented only by a written instrument duly signed by the Party against which such amendment, modification or supplement is sought to be enforced.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Kansas.

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13. Attorneys’ Fees and Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions herein, the successful or prevailing Party or Parties shall be entitled to recover its or their actual reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

14. Expenses. Coal Creek shall pay fifty percent (50%) of the legal fees incurred by EnerJex for drafting of this Agreement and closing documents, including exhibits hereto and thereto. Coal Creek’s share of such legal fees of $4,675.00 shall be immediately paid to EnerJex at closing of this Agreement.

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and assigns.

16. Counterparts and Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument. The counterparts may be executed and delivered by facsimile or other electronic signature by any of the Parties to any other Party and the receiving Party may relay on the receipt of such document so executed and delivered as if the original had been received.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ENERJEX KANSAS, INC.		WORKING INTEREST, LLC

By	/s/ Robert Watson Jr	By	/s/ Robert Watson Jr.
	Robert Watson, Jr., President		Robert Watson, Jr., President

VIKING ENERGY PARTNERS, LLC		COAL CREEK ENERGY, LLC

By	/s/ William Kruse	By	/s/ John L. Loeffelbein
	William Kruse, Manager		John Loeffelbein, Manager

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